UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2023

IMPEL PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40353	26-3058238
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 ELLIOTT AVE. W, SUITE 260, Seattle, Washington	98119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 206 568-1466

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	IMPL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On May 2, 2023, the board of directors (the “Board”) of Impel Pharmaceuticals Inc. (the “Company”) appointed Michael W. Kalb, age 52, as Chief Financial Officer, effective May 10, 2023. Mr. Kalb will also serve as the Company’s principal financial officer and principal accounting officer, effective May 10, 2023.

Mr. Kalb served as the Executive Vice-President and Chief Financial Officer at CinCor Pharma, Inc., a clinical stage biopharmaceutical company focused on developing treatments for cardiovascular diseases from November 2022 to May, 2023. From June 2016 to June 2022, Mr. Kalb served as Senior Vice President and Chief Financial Officer for Amarin Corporation plc, a multinational biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Prior to that, Mr. Kalb held various finance roles at other companies, including a seven-year career at Taro Pharmaceuticals Industries Ltd. where he served as the Chief Financial Officer and Chief Accounting Officer. Mr. Kalb, a Certified Public Accountant, holds a B.S. in Accounting from the University at Albany, State University of New York.

The Company has entered into its standard form of indemnification agreement with Mr. Kalb, in substantially the form filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated by reference herein.

In connection with Mr. Kalb’s appointment as Chief Financial Officer, the Compensation Committee of the Board approved (i) a salary for a total annual base salary equal to $500,000 and (ii) a target bonus of up to 40% of his base salary, subject to performance achievements as determined by the Board or the Compensation Committee.

Pursuant to Mr. Kalb’s offer letter, if Mr. Kalb is subject to a termination without cause or if he resigns for good reason (each, as defined in Mr. Kalb’s offer letter) absent a corporate transaction, then Mr. Kalb will be entitled to receive, subject to execution of a general release of claims, (i) nine months of his base salary and (ii) continuation of his existing medical, dental, and/or life insurance benefits under COBRA for up to nine months.

Additionally, pursuant to Mr. Kalb’s offer letter, if Mr. Kalb is subject to a termination without cause or if he resigns for good reason upon or within 12 months following a corporate transaction (as defined in Mr. Kalb’s offer letter), Mr. Kalb will be entitled to receive, subject to execution of a general release of claims, (i) 12 months of his base salary, (ii) his full target bonus (assuming 100% achievement), (iii) and continuation of his existing medical, dental, and/or life insurance benefits under COBRA for up to 12 months, (iv) a lump sum cash payment equal to a pro-rated portion of Mr. Kalb’s target bonus amount, payable when such bonuses are paid to other participants in our bonus program and (v) full vesting acceleration of his outstanding unvested equity. Pursuant to Mr. Kalb’s employment agreement, if, in connection with a corporate transaction, any of Mr. Kalb’s outstanding equity will not be continued, assumed, converted, replaced, or substituted by any successor entity, then all time- and service-based vesting conditions applicable to such equity will be accelerated in full and any performance-based vesting conditions will be deemed to be met at target, as of the date of such corporate transaction.

Mr. Kalb will also receive a stock option to purchase 175,000 shares of common stock at an exercise price equal to the closing sale price of the common stock on May 15, 2023, as reported by the Nasdaq Global Market, which will vest as to 1/4th of the shares on the date that is one year following May 15, 2023 and 1/48th of the shares monthly thereafter until fully vested, subject to his continued service to the Company.

Mr. Kalb will also receive 47,500 shares restricted stock units, which will vest in full on May 31, 2024, subject to his continued service to the Company.

There are no arrangements or understandings between Mr. Kalb and any other persons, pursuant to which he was appointed as Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Kalb and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPEL PHARMACEUTICALS INC.

Date: May 10, 2023	By:	/s/ Adrian Adams
Adrian Adams
Chief Executive Officer